FOR IMMEDIATE RELEASE Castle Brands Inc. 570 Lexington Avenue New York, NY 10022 646-356-0200 www.castlebrandsinc.com
Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585 ir@castlebrandsinc.com

Castle Brands Announces Fourth Quarter and Fiscal 2007 Results

U.S. Launch of New Boru Vodka Generates Record Fiscal Fourth Quarter

Volume Growth of 120% Over Prior Year

NEW YORK, NY, June 28, 2007. Castle Brands Inc. (AMEX:ROX), an emerging international premium spirits company today reported financial results for the fourth quarter and fiscal year ended March 31, 2007.

Fiscal Fourth Quarter 2007 Results

U.S. case sales increased 62% year over year to 49,813 nine liter cases in the fourth quarter of fiscal 2007. This increase was largely attributable to Boru Vodka sales which increased 120% over the same quarter in the prior fiscal year due to the March introduction of the redesigned packaging for Boru and its three flavor extensions. Global case sales in the fourth quarter were up 49% to 72,395 nine liter cases.

For the fourth quarter fiscal year 2007, Castle Brands reported net sales of $6.1 million, representing a 64% increase over the prior year quarter.

Highlights for the quarter included:

•	Total U.S. case sales up 62% year over year;
•	Total global case sales up 49% year over year;
•	U.S. Boru Vodka Sales up 120% year over year;
•	U.S. accounted for 69% of total case sales versus 63% in the prior year; and
•	Total revenues increase 64% year over year to $6.1 million.

Mark Andrews, the Company’s Chairman of the Board and Chief Executive Officer, commented, “Fiscal fourth quarter 2007 was a key period for the company as we launched the new Boru Vodka bottle and its three flavor extensions. This launch was important for the company in positioning our brand in the highly competitive and rapidly growing premium vodka market. We are extremely pleased with the success of the launch of the new Boru packaging and with the acceleration of Boru Vodka sales in the U.S.”

In addition to the strength of U.S. case sales of Boru Vodka during the fourth quarter fiscal 2007, Castle Brands also experienced 96% growth in U.S. whiskey case sales (which includes growth resulting from the addition of the McLain & Kyne bourbon brands which were acquired by Castle Brands in October 2006), 56% growth in U.S. rum case sales and 4% increase in U.S. liqueurs case sales. Fourth quarter international case sales were up 26%, led by a 39% growth in international rum case sales and 32% international growth in vodka case sales. International liqueur case sales were down 25% for the quarter but this was offset by 19% growth in international whiskey case sales.

Gross profit for the fourth quarter fiscal year 2007 increased 49% to $2.0 million, up from $1.4 million in the prior year quarter while gross margin decreased to 33.4% compared to 36.7% for the same period. The decrease in gross margin reflected a shift in product and size mix.

As a result of additional expenditure made to support the expansion and growth of its portfolio, Castle Brands’ selling expense increased 27.5% to $3.9 million in the quarter ended March 31, 2007 from $3.1 million in the prior year quarter. This support includes increases in costs associated with the Boru relauch, sales support costs and increased expenses in connection with certain elements of the Gosling’s rum advertising campaign. However, selling expense as a percentage of net sales decreased to 64.7% from 83.3% in the comparable prior year period.

General and administrative expenses were $2.4 million in the fourth quarter of fiscal 2007 as compared to $1.5 million in the fourth quarter of fiscal 2006. General and administrative expenses as a percentage of net sales were 39.7% in the fourth quarter of fiscal 2007 as compared to 39.5% in the comparable period of fiscal 2006. This increase in general and administrative expense was partly attributable to the incremental increases in costs associated with being a public company. In addition, Castle Brands has hired additional employees over the past year, resulting in an increase in compensation expense. Castle Brands also adopted SFAS 123(R), Share-Based Payment on April 1, 2006, which resulted in stock-based compensation expense of $0.4 million in the quarter ended March 31, 2007, as compared to zero in the comparable period in the prior year.

As a result of the forgoing, the company reported a net loss attributable to common stockholders of $4.5 million, or $(0.38) per share, in the fourth quarter of fiscal 2007 as compared to a net loss attributable to common stockholders of $4.0 million, or $(1.28) per share, in the fourth quarter of fiscal 2006.

Fiscal 2007 Results

For the twelve months ending March 31, 2007, total case sales were 314,644, an 18% increase over the prior year. Volume was driven by strong sales in the United States, with Boru Vodka contributing significantly to this growth. This increase in vodka case sales was approximately 54% in the U.S. and 9% internationally. The rum category was also a driver during the year, with a 21% lift in global case volume for the fiscal year. Case sales of liqueurs were down 5% for the full year, in part due to the discontinuation of certain lower-margin Irish cream products. The decrease in liqueur sales was offset by case sales of Whiskey which grew 26%, benefiting from the contribution of the McLain & Kyne bourbon brands which were acquired by Castle Brands in October 2006.

Castle Brands’ international sales, which totaled 40% of total case volume for fiscal 2007, also experienced continued gains, up from 117,154 cases in fiscal 2006 to 125,647 cases in fiscal 2007. Rum was the fastest growing category for the Company’s international business, reflecting activity by the Gosling-Castle Partners joint venture, with an increase to 17,992 cases in fiscal 2007 from 13,471 cases in fiscal 2006. This was followed by whiskey case sales up 10% and vodka case sales up 9%. International liqueur case sales declined by 49%. As noted, growth in the Company’s flagship brands was partially offset by reduced sales of certain lower-priced Irish cream products which accounted for approximately 17,600 cases in FY 2006 and only approximately 5,100 cases in FY 2007.

For the full year 2007, net sales increased 19% over the same period in the prior year to $25.2 million.

Gross profit increased 12% to $8.4 million during the fiscal year ended March 31, 2007 from $7.5 million in the comparable prior period, while gross margin decreased to 33.3% during the fiscal year ended March 31, 2007 when compared to 35.4% for the prior fiscal year, reflecting shifts in brand and size mix.

Selling expense increased 29% to $16.8 million in the fiscal year ended March 31, 2007 from $13.0 million from the prior fiscal year. This increase in selling expense was attributable to the expansion, growth and continued support of Castle Brands premium portfolio. This support includes increases in costs associated with the Boru relaunch, sales support costs and increased expenses in connection with the Gosling’s rum advertising campaign. In order to provide proper support for its portfolio, Castle Brands added new personnel, which resulted in an increase in consultancy and compensation expense. Castle Brands also adopted SFAS 123(R), Share-Based Payment on April 1, 2006, which resulted in stock-based compensation expense of $0.4 million in the fiscal year ended March 31, 2007, as compared to zero in the comparable period in the prior year. As a result of the foregoing, selling expense as a percentage of net sales increased to 66.6% in the fiscal year ended March 31, 2007 as compared to 61.7% for the comparable prior year period.

For the full year, general and administrative expenses were $8.6 million as compared to $5.5 million in fiscal 2006. This increase was largely attributable to the incremental increases in costs incurred by Castle Brands in being a public company. In addition, Castle Brands hired additional employees over the past year, resulting in an increase in compensation expense, and adopted SFAS 123(R), Share-Based Payment on April 1, 2006, which resulted in stock-based compensation expense of $1.0 million in the year ended March 31, 2007, as compared to zero in the comparable period in the prior year. General and administrative expenses as a percentage of net sales were 34.4% for fiscal 2007 as compared to 26.0% for fiscal 2006.

For the twelve months ended March 31, 2007, Castle Brands generated a net loss attributable to common stockholders of $16.6 million, or $(1.40) per share, versus a net loss attributable to common stockholders from the prior year of $14.7 million, or $(4.73) per share.

Reflecting on the year, Mr. Andrews said, “Fiscal 2007 was a pivotal year for Castle Brands and we saw our heavy investments in distribution and brand building begin to yield results. Enhanced distribution, as well as a broader product portfolio, enabled U.S. sales to grow significantly faster than overall company growth. Globally, we were able to deliver record case sales and revenue despite the decision to discontinue sales of some lower margin Irish cream products.” Mr. Andrews further commented, “The momentum we have going into fiscal 2008, coupled with other initiatives underway to build brand awareness and drive sales is expected to result in another record year of case sales for Castle Brands.”

Balance Sheet

Cash and cash equivalents, together with short-term investments, totaled $6.9 million at March 31, 2007. Subsequent to the end of the quarter, the Company closed a private placement of $21 million of common stock and warrants sold to certain institutional investors. The Company intends to use the proceeds from the offering for further brand development, acquisitions, and other corporate purposes.

Fiscal 2008 Outlook

Castle Brands is entering year three of an ambitious five-year business plan designed to position the Company within the premium segments of the spirits industry. For fiscal 2008, the Company will continue its intense focus on expanding its presence in its core growth markets, while seizing upon opportunities in new international markets. The Company is projecting fiscal 2008 case sales to be in the range of 375,000 – 380,000.

Conference Call

Castle Brands will host a conference call to discuss fourth quarter results on Thursday, June 28, 2007 at 4:30 p.m. ET. All interested parties in the U.S. are invited to join the conference by dialing 1-800-263-8506 and asking for the Castle Brands call. International callers should dial 1-719-457-2681. The access code is 1314710. The company suggests that participants dial in approximately ten minutes in advance of the 4:30 p.m. ET start of the conference call.

The conference call will be webcast and can be accessed from the Investor Relations section of the Company’s website at www.castlebrandsinc.com.

For those unable to participate in the live call, a replay will be available by calling

1-888-203-1112 (U.S.) or 1-719-457-0820 (international). The access code is 1314710. The replay will be available from 7:30 p.m. ET on June 28, 2007 through 11:59 p.m. ET on July 12, 2007.

More about Castle Brands Inc.

Castle Brands is an emerging developer and international marketer of premium branded spirits within four growing categories of the spirits industry: vodka, run, whiskey and liqueurs. Castle Brands’ portfolio includes Boru ® Vodka, Gosling’s Rum ®, Sea Wynde ® Rum, Knappogue Castle Whiskey ®, Clontarf ® Irish Whiskey, Jefferson’s ™ and Jefferson’s Reserve ® Bourbon, Sam Houston ® Bourbon, Celtic Crossing ® Liqueur, Pallini ® Limoncello ™, Raspicello ™ and Peachcello ™ and Brady’s ® Irish Cream.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. We have used words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions, in this press release to identify forward looking statements. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements.

When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the documents incorporated by reference. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Sales, net	$6,070,966	$3,698,816	$25,164,038	$21,149,635
Cost of sales	4,045,947	2,342,646	16,779,694	13,655,772
Gross profit	2,025,019	1,356,170	8,384,344	7,493,863
Selling expense	3,929,690	3,081,650	16,766,119	13,047,580
General and administrative expense	2,410,323	1,460,621	8,646,147	5,492,925
Depreciation and amortization	257,674	232,661	1,000,888	907,409
Operating loss	(4,572,668)	(3,418,762)	(18,028,810)	(11,954,051)
Other income	—	771	5,040	4,279
Other expense	(9,833)	(9,022)	(46,831)	(37,099)
Foreign exchange gain/(loss)	216,912	218,602	1,360,500	(337,990)
Interest expense, net	(378,335)	(541,762)	(1,085,035)	(1,579,283)
Write-off of DFC	—	—	(295,368)	—
Current credit/(charge) on Derivative financial instrument	(3,476)	(2,924)	117,921	15,828
Income tax benefit	37,038	37,038	148,147	148,151
Minority interests	165,664	227,504	1,267,086	655,946
Net loss	$(4,544,698)	$(3,488,555)	$(16,557,350)	$(13,084,219)
Preferred stock dividends	—	482,375	48,238	1,596,027
Net loss attributable to common Stockholders	$(4,544,698)	$(3,970,930)	$(16,605,588)	$(14,680,246)
Net loss attributable to common stockholders per common share
Basic	$(0.38)	$(1.28)	$(1.40)	$(4.73)

Diluted	$(0.38)	$(1.28)	$(1.40)	$(4.73)
Weighted average shares used in computation
Basic	12,109,741	3,106,666	11,898,313	3,106,666

Diluted	12,109,741	3,106,666	11,898,313	3,106,666

CASTLE BRANDS INC. AND SUBSIDIARES

Condensed Consolidated Balance Sheet

	March 31, 2007	March 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,004,957	$1,392,016
Short-term investments	5,912,464	—
Accounts receivable - net of allowance for doubtful accounts of $395,207 and $378,146	6,503,449	3,511,215
Due from related parties	10,328	953,616
Inventories	10,716,983	6,673,235
Prepaid expenses and other current assets	1,585,901	1,021,369
TOTAL CURRENT ASSETS	25,734,082	13,551,451
EQUIPMENT - net	643,753	407,983
OTHER ASSETS
Intangible assets - net of accumulated amortization of $1,379,389 and $2,233,808	13,213,596	13,936,427
Goodwill	13,636,650	11,649,430
Deferred registration costs	—	2,823,594
Restricted cash	502,643	362,293
Other assets	795,237	913,032
TOTAL ASSETS	$54,525,961	$43,644,210

LIABILITIES AND CAPITAL DEFICIENCY
CURRENT LIABILITIES
Current maturities of notes payable and capital leases	$419,308	$3,678,547
Accounts payable	5,150,535	3,757,515
Accrued expenses and put warrant payable	1,987,669	2,986,188
Due to related parties	1,092,755	2,121,334
Convertible shareholder loans payable	—	1,660,148
Shareholder loans payable	—	147,113
TOTAL CURRENT LIABILITIES	8,650,267	14,350,845
LONG TERM LIABILITIES
Senior notes payable	9,354,861	4,594,791
Notes payable, less current maturities and obligations under capital leases	9,005,207	15,350,640
Shareholder loans payable	—	—
Convertible shareholder loans payable	—	—
Preferred stock dividends payable	—	1,546,480
Deferred tax liability	2,555,368	2,703,515
TOTAL LIABILITIES	29,565,703	38,546,271
REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable convertible preferred stock Series A, B, C; 4,103,750 shares designated; 4,089,465 shares issued and outstanding at March 31, 2006, liquidation preference of 33,326,484	—	28,447,683
COMMITMENTS AND CONTINGENCIES
MINORITY INTERESTS	1,407,645	2,674,731

STOCKHOLDERS’ EQUITY/(DEFICIENCY)
Common stock, $.01 par value, 45,000,000 shares authorized, 3,106,666 shares issued and outstanding at March 31, 2006 and 12,009,741 at December 31, 2006	121,098	31,067
Additional paid in capital	84,086,710	17,182,405
Accumulated deficiency	(59,962,237)	(43,404,887)
Accumulated other comprehensive (loss)/income	(692,958)	166,940
TOTAL STOCKHOLDERS’ EQUITY/(DEFICIENCY)	23,552,613	(26,024,475)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY/(DEFICIENCY)	$54,525,961	$43,644,210

CASTLE BRANDS INC. AND SUBSIDIARIES

Geographic and Category Case Sales

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2007	2006	2007	2006
Total
United States	49,813	30,810	188,997	149,898
International	22,582	17,914	125,647	117,154
Total	72,395	48,724	314,644	267,052

Vodka
United States	22,675	10,315	72,284	47,026
International	13,061	9,860	87,787	80,868
Total	35,736	20,175	160,071	127,894

Rum
United States	13,511	8,635	60,560	51,589
International	5,366	3,867	17,992	13,471
Total	18,877	12,502	78,552	65,060

Whiskey
United States	2,700	1,376	7,209	3,889
International	2,733	2,296	15,410	14,053
Total	5,433	3,672	22,618	17,942

Liqueurs
United States	10,927	10,484	48,944	47,394
International	1,422	1,891	4,459	8,762
Total	12,349	12,375	53,403	56,156

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